OPERATING AGREEMENT

Of

TORVEC-CHINA, LLC

(a New York Limited Liability Company)

This Operating Agreement (“Agreement”) is made and entered into as of the 11th day of June, 2010, by and among TORVEC, INC., a New York corporation (“Torvec”), TO THE POINT CONSULTING, LLC, a New York limited liability company (“TTP”) and ACROSS CHINA (USA), INC., a New York corporation (“ACI”).

R E C I T A L S :

WHEREAS, the Members have organized a limited liability company under the laws of the State of New York to operate for the purposes and upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Members desire to enter into this Agreement as the operating agreement of the Company in order to establish certain rules and procedures to govern the conduct of the business and affairs of the Company and certain agreements among themselves;

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the Members, intending to be bound hereby, agree as follows:

ARTICLE I
FORMATION, NAME, PURPOSES, DEFINITIONS

1.1 A New York Limited Liability Company.

1.1.1 The Company was formed on June 11, 2010, as a New York limited liability company by executing and delivering the Articles of Organization to the Secretary of State of the State of New York in accordance with the Act, and the rights and liabilities of the Members shall be as provided in such Act except as may be modified in this Agreement. The Members shall take any and all other actions reasonably necessary to continue and maintain the status of the Company as a limited liability company under the laws of the State of New York. The Members shall cause amendments to the Articles to be filed whenever required by the Act. Such amendments shall be executed only by the Manager.

1.1.2 In the event of a conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Act specifically provides otherwise. The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required for the Company’s operations to comply with the Act.

1.2 Intent. The Members intend that the Company shall always be operated in a manner consistent with its treatment as a partnership for federal income tax purposes. The Members also intend that the Company not be operated or treated as a partnership for purposes of Section 303 of the Bankruptcy Code. No Member shall take any action inconsistent with the Members’ express intent.

1.3 Name. The name of the Company is Torvec-China, LLC. The Company shall hold all of its property in the Company’s name and not in the name of any Member. The Company may transact business under any assumed name approved by the Manager by filing an assumed name certificate in the manner prescribed by applicable law.

1.4 Place of Business. The Company’s principal office shall be Building #3, 1999 Mt. Read Boulevard, Rochester, New York 14615, or such other place as the Manager shall determine in its sole discretion upon written notice thereof to the Members.

1.5 Nature of Business.

1.5.1 The business of the Company (“Business”) is to promote, market, sub-license, manufacture and/or sell, solely within the land area recognized by the United States as the People’s Republic of China (the “Territory”), automotive differentials that utilize the patented technology owned by Torvec known as IsoTorque® (US Patent No. 6,783,476) to the extent permitted and required by the Exclusive Marketing Agreement, and to otherwise engage in such other activities related to the foregoing as may be necessary, advisable, or incidental to the promotion or conduct of the Business.

1.5.2 Notwithstanding the foregoing, subject to approval of the Members as provided in Section 3.3, the Company may engage in any lawful business activity in which a New York limited liability company may engage.

1.6 Term. The Company commenced upon the filing of its Articles of Organization with the New York State Secretary of State and shall be perpetual unless sooner terminated under the provisions of Article XV hereof.

1.7 Members. The name and address of each of the Members of the Company is set forth in Exhibit A attached hereto. Each Member hereby designates the Member Controlling Equity Holder as its duly authorized representative to act on behalf of, and bind such Member in connection with any and all approvals and acts of any nature whatsoever required hereunder, any and all decisions to be made, and any and all actions to be taken hereunder. Each Member makes the representations and warranties set forth in Exhibit B annexed hereto.

1.8 Definitions. Whenever used in this Agreement, the following terms shall have the following meanings unless the context clearly requires a different interpretation:

“Act” means the New York Limited Liability Company Act, as may be amended from time to time.

“Additional Member” means any person that is admitted to the Company as an additional member pursuant to Article X of this Agreement.

“Adjusted Capital Account Deficit” means with respect to any Member or Assignee, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Person is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Advance” or “Advances” shall have meanings as provided in Section 2.4 hereof.

“Affiliate” means, with respect to any other Person, (a) any Person directly or indirectly owning, controlling or holding, with the power to vote, 20% or more of the outstanding voting securities of such other Person; (b) any Person 20% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or manager of such other Person; and (e) any legal entity for which such Person acts as an executive officer, director, trustee, manager or similar position.

“Agreed Value” has the meaning set forth in Section 13.2.

“Agreement” means this Operating Agreement, as amended from time to time as permitted herein.

"Appraised Fair Market Value” means an independent appraisal of the Fair Market Value of the Company completed by a nationally recognized professional business valuation company selected by the Manager. Unless otherwise provided for herein, the cost for such appraisal shall be equally shared one half by the purchaser(s) and one-half by the seller(s).

“Assignee” means a Person who acquired a Membership Interest, but who is not a Substitute Member.

“Bankruptcy” means the happening of any of the following with respect to any Member: (a) the entry under Chapter 7 of the Bankruptcy Code of an order for relief against the Member; (b) the making by the Member of a general assignment for the benefit of creditors; (c) the filing by the Member of a voluntary petition under the Bankruptcy Code or the filing by a Member of a pleading in any court of record admitting in writing its inability generally to pay its debts as they come due; (d) the filing by the Member of a petition or answer seeking for that party any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing by the Member of an answer admitting the material allegations of, or its consent to, or defaulting in answering, a petition filed against it in any bankruptcy, insolvency or similar proceedings; (f) the filing by the Member of an application seeking, consenting to, or acquiescing in, the appointment of a trustee, receiver or liquidator of the Member or of all or a substantial part of the Member’s property; (g) the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceeding is not dismissed within sixty (60) days after commencement; or (h) the appointment, without the Member’s consent or acquiescence, of a trustee, receiver or liquidator of that Member of all or any substantial part of that Member’s properties and such appointment is not vacated or stayed within sixty (60) days or the appointment is not vacated within sixty (60) days after the expiration of any stay.

"Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. 101 et seq .), as amended from time to time, and any successor statute.

"Business” has the meaning given thereto in Section 1.5.1.

“Capital Account” means with respect to any Member or Assignee, the Capital Account maintained for such Person in accordance with Treasury Regulation §1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member, whenever made.

“Capital Contribution Obligation” means either or both the Initial Capital Contribution Obligation and each Operating Capital Contribution Obligation, as appropriate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning given thereto in the preamble of this Agreement.

"Contributing Member” has the meaning given thereto in Section 2.1.3(c).

“Defaulting Member” means any Delinquent Member with respect to Operating Capital Contribution Obligations.

"Delinquent Member” has the meaning given thereto in Section 2.1.3(b).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such Fiscal Year or other period, except that if the Gross Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Value using any reasonable method selected by the Manager.

“Distributable Cash” means, with respect to any period, all cash of the Company derived from Company operations and miscellaneous sources (whether or not in the ordinary course of business), less the following items which shall be paid in order of priority as follows: (a) the amount necessary for the payment of all current installments of interest and/or principal due and owing with respect to third party debts and liabilities of the Company during such period, including, but not limited to, any construction loan, permanent loan or any other third party financing obtained by or on behalf of the Company; (b) Advances, plus interest thereon; and (c) such additional reasonable amounts as the Manager determines in its sole discretion to be necessary or desirable as a Reserve for the operation of the business and future or contingent liabilities of the Company.

“Event of Involuntary Transfer” means (a) a Member’s Membership Interest is attached or garnished, or (b) any judgment is obtained in any legal or equitable proceeding against a Member and the sale of any of its Membership Interest is ordered under legal process as a result of such judgment, or (c) any execution process is issued against a Member’s Membership Interest, or (d) any other form of legal proceeding or other process which results in a judgment against a Member requiring that a Membership Interest be transferred or sold either voluntarily or involuntarily.

“Exclusive Marketing Agreement” means the Exclusive Marketing Agreement in the form of Exhibit C attached hereto to be entered into by the Company and Torvec.

“Fair Market Value” means the price a ready, willing and able buyer would pay to a ready, willing and able seller of the business for which the Fair Market Value is being calculated hereunder, assuming such business was exposed for sale on the open market for a reasonable period of time.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Fiscal Quarter” means the Company’s fiscal quarters, which shall be end on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Good Cause” means only an intentional breach by the Manager of his duties hereunder or his gross negligence or willful or wanton misconduct in the execution of such duties, or fraud with respect to the Company.

“Gross Asset Value” means the asset’s adjusted basis for federal income tax purposes except: (a) the initial Gross Asset Value of assets, other than cash, as of the date of their contribution to the Company shall be their respective Fair Market Value (net of liabilities secured by such assets that the Company is considered to assume or take subject to under Section 752 of the Code); and (b) the Gross Asset Values of all assets shall be adjusted to equal their respective fair market values (as determined by the Manager) in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any new or additional Membership Interest by an Additional Member in exchange for more than a de minimis Capital Contribution; (ii) the date of the actual distribution of more than a de minimis amount of Company assets (other than a pro rata distribution) to a Member; (iii) the date of the grant of a Membership Interest to a Member as consideration for the provision of services to or for the benefit of the Company by an Additional Member acting in, or in anticipation of acting in, a managing capacity, or (iv) the date of the actual liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that all adjustments pursuant to the foregoing shall be made only if the Manager determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Gross Asset Value of any Company asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its Fair Market Value, as determined by the Manager. The Gross Asset Value of any Company asset shall be adjusted to reflect any write down.

“Involuntary Transferor” has the meaning given thereto in Section 13.1.

“Majority-in-Interest” means with respect to any Member vote or consent, Non-Defaulting Members owning more than 50% of the of the outstanding Membership Units of all Non-Defaulting Member.

“Manager” means Torvec or any other Person that becomes a Manager pursuant to this Agreement.

“Member” means each of Torvec, TTP, ACI and each Person who may hereafter become Additional Members or Substituted Members, but shall not include any Person who has ceased to be a Member in accordance with the terms hereof. To the extent a Manager has purchased or received a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term “Member” as used herein shall include a Manager to the extent he has purchased or received such Membership Interest in the Company.

“Member Controlling Equity Holders” means with respect to each TTP and ACI, the Person or Persons who hold a majority of the voting membership interest or equity of the Member entitling him, her or them to elect the directors or managers of the Member or to make decisions similar to Major Decisions with respect to such Member. With respect to Torvec, the Member Controlling Equity Holder shall be the then current Chair of its Board of Directors.

“Member Equity Holder Change-in-Control” means (a) (a) with respect to TTP if no longer holds a majority TTP’s membership interest for any reason, including rights to vote and control all matters; and (b) with respect to ACI, if no longer holds a majority TTP’s membership interest for any reason, including rights to vote and control all matters.

“Member Non-Recourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

“Membership Interest” means the entire interest owned by a Member in the Company at any particular time, including any and all rights or benefits to which a Member may be entitled with respect to the Company as provided in this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

"Membership Interest Issuance Notice” has the meaning given thereto in Section 10.2.1.

"Membership Units” means a fractional, undivided share of the Membership Interests of all Members issued pursuant to the terms hereof.

"Non-Defaulting Members” means all Members other than Defaulting Members.

“Non-Recourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

Operating Agreement” has the meaning given thereto in the recitals to this Agreement.

“Operating Capital Call Notice” has the meaning set forth in Section 2.1.2.

“Operating Capital Contribution Obligation” has the meaning set forth in Section 2.1.2.

“Organization Expenses” means legal, accounting, and other expenses incurred in connection with the formation of the Company.

“Percentage Interest” means, with respect to each Member, the percentage that the number of Membership Units owned by such Member constitutes of the total number of Membership Units owned by all Members The Percentage Interests shall be expressed as a percentage and shall at all times total 100% in the aggregate

“Person” means any individual and any legal entity and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

“Profit” and “Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be taken into account as income;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be taken into account as an expenditure;

(c) In the event the Gross Value of any Company asset is adjusted pursuant to the definition of “Gross Value” as defined in Article I, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(d) Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and

(f) Notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 7.1.2 hereof shall not be taken into account in computing Profits or Losses pursuant to this Section.

“Reference Rate” means the fixed interest rate equal to the interest rate being charged by J.P. Morgan Chase & Co. (or its successor in interest) at the time that the Reference Rate first becomes applicable with respect to the obligation for which it is accruing.

“Related Person” means with respect to each Member, such Member’s Member Controlling Equity Holders, their Family Members and its and their Affiliates.

“Reserves” means, with respect to any period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Manager for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company’s business.

“Services Agreement” means the Services Agreement in the form of Exhibit D attached hereto to be entered into by the Company ACI.

“Substitute Member” means any Person that is admitted to the Company with all the rights of a Member that has died or has assigned his Membership Interest in accordance with Article XI of this Agreement.

“Surviving Members” has the meaning set forth in Section 13.1.

“Transfer” means (a) with respect to each Member, an assignment, transfer, sale, pledge, hypothecation or other transfer or disposition by a Member of its Membership Interest or (b) with respect to TTP and ACT, a Member Equity Holder Change-in-Control.

“Treasury Regulations” means the Regulations issued by the Treasury under the Code.

ARTICLE II
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ADVANCES

2.1 Membership Units; Percentage Interest; and Capital Contributions. The Members own Membership Units and have the Percentage Interests in the amounts set forth on Exhibit A, which shall be amended from time to time by the Manager to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Membership Units or similar events having an effect on any Percentage Interest.

2.1.1 Initial Capital Contribution.

(a) Each of the Members who are executing this Agreement have, on the date hereof or previously, made their Initial Capital Contributions to the Company in the amount reflected on Exhibit A. Each Member admitted to the Company after the date of the Agreement, other than as a Substitute Member, shall make a Capital Contribution to the Company in the amount and form required by the Manager.

(b) Concurrently with the signing of this Agreement, in consideration of its Membership Interest in the Company, Torvec and the Company will enter into the Exclusive Marketing Agreement, pursuant to which Torvec grants certain rights to the Company to promote, market and sell within the Territory Torvec’s IsoTorque® differentials in accordance with the terms and conditions thereof. The Members hereby approve and acknowledge the Exclusive Marketing Agreement

(c) Concurrently with the signing of this Agreement, in consideration of its Membership Interest in the Company, ACI and the Company will enter into the Marketing Services Agreement pursuant to which ACI will undertake, at its sole cost and expense, to promote, market and sell within the Territory Torvec’s IsoTorque® differentials in accordance with the terms and conditions thereof.

2.1.2 Operating Capital Call. To the extent that the Company has a cash operating loss in any Fiscal Quarter based on the operations of the Company exclusive of debt service on Advances or loans by Members, the Manager may make a demand from the Members for Capital Contributions in an amount sufficient to eliminate such operating loss, and each Member shall be obligated to fund its Percentage Interest thereof (the “Operating Capital Contribution Obligations”) on the terms and conditions established by the Manager as set forth in a written notice therefor (“Operating Capital Call Notice”).

2.1.3 Defaulting Members.

(a) If any Member fails to make any Capital Contribution Obligation payment when due, then interest shall accrue on the delinquent payment amount at the Reference Rate plus five percent (5%) until paid. This shall not be an exclusive remedy, but shall be in addition to all other remedies of the Company and the other Members.

(b) In the event that at any time or for any reason a Member (each a “Delinquent Member”) fails to fulfill it’s Operating Capital Contribution Obligation on or before the date due thereof, then and in that event the Manager or other Member acting for an on behalf of the Company may cause written notice of such default to be given to the Delinquent Member. If the payment default shall continue for a period of fifteen (15) days after the date of written notice of default, then the other Members (each a “Contributing Member”) if willing to do so, may upon written notice to the other Members pay the Delinquent Member’s Operating Capital Contribution in excess of such Member’s Percentage Interest and shall have the option to treat that amount as an additional Capital Contribution or as a demand loan to the Delinquent Member (which shall accrue interest at the Reference Rate plus 5% until paid), which election shall be made, in writing, at the same time the contribution is made. If there is more than one Contributing Member, then the Contributing Members may allocate such contribution by them and in no event shall either of them have the right without mutual written agreement to make a contribution more than a pro rata amount according to their respective Percentage Interests. If a Contributing Member fails to make said election, the contribution shall be deemed to be an additional Capital Contribution. If a Contributing Member elects to treat the contribution as an additional Capital Contribution such funds shall be allocated to such Member’s Capital Account and such Member’s Membership Interest, Membership Units and Percentage Interest shall be adjusted by the Manager following such Capital Contribution to reflect the new amounts based on the Agreed Value as of the time of the Capital Contribution as determined by the Manager, whose determination shall be binding and conclusive on the parties hereto. If a Contributing Member treats such contribution as a demand loan to the Defaulting Member, then from and after the date of the contribution by the Contributing Member or Members, distributions from the Company due to the Defaulting Member shall be paid to the Contributing Member or Members in proportion to the amount so contributed by each such Contributing Member, and such payments shall continue until such time as the principal and interest of all loans to the Defaulting Member are paid in full with interest as set forth above. Additionally, the Contributing Member may pursue any and all legal rights and remedies to collect the demand loan together with accrued interest thereon.

2.1.4 No Other Obligations to Make Capital Contributions. Except as otherwise expressly provided in this Agreement, no Member shall be required to make additional Capital Contributions or loan funds to the Company without the consent of such Member.

2.1.5 No Right to Withdraw or Return of Capital. Except as otherwise expressly provided in this Agreement, no portion of the capital of the Company may be withdrawn at any time without the express written consent of the Manager, and no Member shall have priority over any other Member as to the return of Capital Contributions or as to Profits and Losses or distributions.

2.2 Capital Accounts.

2.2.1 An individual Capital Account shall be maintained for each Member.

2.2.2 The Capital Account for each Member shall hereafter be increased by (a) any additional Capital Contribution, and (b) the Member’s share of the Company’s Profits, decreased by (i) distributions to the Member of cash or other property, and (ii) the Member’s share of Company Losses. Capital Accounts shall be determined and maintained in accordance with the capital accounting principles of Treasury Regulation §1.704-1(b)(2)(iv).

2.2.3 The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Treasury Regulations and shall be interpreted and applied in a manner consistent therewith. In the event the Manager shall determine, after consultation with Company counsel, that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are allocated or computed in order to comply with such applicable federal law, the Manager shall make such modification without the consent of any other Member, provided the Manager determines in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Member and that such modification will not increase the liability of any Member to third parties.

2.3 Manager Advances.

2.3.1 The Manager or one of his Affiliates shall have the right, but shall not be obligated, to loan such funds (or a portion thereof) to the Company as and when necessary to continue the business of the Company (“Advance”).

2.3.2 Advances made by the Manager or one of its Affiliates shall bear interest at the Reference Rate plus one percent (1%) per annum. Interest on Advances shall be an expense of the Company when paid.

2.3.3 If the Manager or one of its Affiliates makes Advances it may be unsecured or secured, as determined by the Manager, provided that any collateral provided to the Manager shall be subordinate to the rights of the Company’s lender as may be required by such lender.

2.3.4 Advances expended prior to the formation of the Company shall be reimbursed upon the receipt by the Company of Member Capital Contributions.

ARTICLE III
RIGHTS AND DUTIES OF MANAGER

3.1 Management.

3.1.1 Manager. Torvec shall be the sole Manager of the Company. The Manager shall continue to serve in such capacity unless and until it resigns or is removed for Good Cause by a vote of the Members holding a Majority-in-Interest. If the Manager position is vacant Torvec shall elect the Person who shall serve as Manager.

3.1.2 Manager Authority. Except as provided in Section 3.2 all business and affairs of the Company shall be managed by the Manager, and the Manager shall direct, manage, and control the Company. In furtherance of the foregoing, the Manager shall have full and complete and exclusive authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem required to accomplish the business and objectives of the Company. Without limiting the foregoing, the Manager shall have the full right and authority to:

(a) Take all actions necessary to operate the Business;

(b) Borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company and securing the same by mortgage, pledge or other lien on any Company property;

(c) Open, maintain and close, as appropriate, all Company bank accounts and draw checks and other instruments for the payment of funds required by the Company;

(d) Invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(e) Make all decisions relating to the development, construction, management, sale, leasing, licensing, operations and maintenance of real and personal property and the Business, and all portions thereof, including without limitation, all licenses, approvals and entitlements required for the operation of the Business all in accordance with the governmental rules and regulations of the United States and the People’s Republic of China;

(f) Employ such agents, employees, general contractors, independent contractors and attorneys as may be reasonably necessary to carry out the purposes of this Agreement;

(g) Obtain, negotiate and execute all documents necessary or appropriate to operate the Business;

(h) Establish a reasonable Reserve for operation of the business of the Company and potential future and contingent Company liabilities;

(i) Pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company;

(j) Prepare business and operating plans, and budgets and financial reports necessary or appropriate to the Company’s operation, including all federal and state tax returns and reports;

(k) Execute and deliver bonds and/or conveyances in the name of the Company provided same are done in the ordinary course of the Company’s business; and

(l) Engage in any kind of legal activity and perform and carry out contracts of any kind necessary or incidental to, or in connection with the operation of the Business.

3.1.3 Duties. The Manager shall perform his duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. In doing so, The Manager shall be entitled to rely on those items set forth in Section 409 of the Act.

3.2 Member Votes. Except as provided in the Act, only the following actions shall require the approval of Members and shall require the affirmative vote of Members holding a Majority-in-Interest:

3.2.1 The Company engaging in any business other than as contemplated by Section 1.5.1;

3.2.2 The acquisition by purchase, lease, or otherwise of any real or personal property not related to or involving the Business;

3.2.3 The sale or other disposal of all or substantially all of the assets of the Company or the Business;

3.2.4 The merging or consolidating the Company with or into another entity in which the Members do not have a controlling vote over matters that are similar to those constituting a Major Decision herein;

3.2.5 The dissolution, liquidation and winding-up of the affairs of the Company; or

3.2.6 The amendment of the Articles of Organization of the Company;

3.3 Delegation of Additional Duties. The Manager shall have the right to perform or exercise any of its rights or duties under this Agreement through delegation to, or contract with Affiliates of the Manager.

3.4 Exculpation of Liability and Indemnification.

3.4.1 The Manager shall not be liable to the Company or its Members for monetary damages for an act or omission in such person’s capacity as a Member, unless a final judgment or other final adjudication adverse to it establishes that its acts or omissions were (a) in bad faith, (b)  involved intentional misconduct or a knowing violation of law, (c) resulted in him personally gaining, in fact, a financial profit or other advantage to which it was not legally entitled, or (d) with respect to a distribution, the subject of Section 508(a) of the Act, its acts were not performed in accordance with Section 409 of Act.

3.4.2 The Company shall indemnify the Manager to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by the Manager upon the receipt by the Company of an undertaking by the Manager to reimburse the Company unless it shall ultimately be determined by a final non-appealable decision of a court of competent jurisdiction that the Manager is entitled to be indemnified by the Company against such expenses. The Company may also indemnify its employees and other representatives or agents up to the fullest extent permitted under the Act or other applicable law, provided that the indemnification in each such situation is first approved by the Members.

3.4.3 The indemnification provided by this Agreement shall: (a) not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, agreement, vote of Members, or otherwise, both as to action in official capacities and as to action in another capacity while holding such office; (b) continue as to a person who ceases to be a Manager; (c) inure to the benefit of the estate, heirs, executors, administrators or other successors of an indemnitee; and (d) not be deemed to create any rights for the benefit of any other person or entity. Any termination of this Agreement or amendment to this Section 3.5 shall not adversely affect any right or protection of the Manager or other persons entitled to indemnification under this Section 3.5 hereunder existing at the time of such termination or amendment.

3.5 Manager Has No Exclusive Duty to Company. The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager or any Affiliate of the Manager shall not have any obligation to present any business opportunity to the Company or to any Member, even if such business opportunity is a character consistent with the business of the Company. The Company and each Member expressly waive the right to claim that any such business opportunity constitutes a Company opportunity or that the Manager or its Affiliate who may exploit the same owe to the Company and/or any Member a fiduciary duty which enables it to participate in such business opportunity.

3.6 Resignation. The Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of the Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.7 Removal. Upon the affirmative vote of Majority-In-Interest of Members, the Manager may be removed for Good Cause shown. The Members agree that any right of removal shall be exercised only in good faith. If the Manager is also a Member, the removal of a Manager shall not in any way reduce or affect the Membership Interest of the Manager or Torvec.

3.8 Vacancies. In the event the Manager has resigned or has been removed or have otherwise ceased to be Manager, the vacancy shall be filled by the affirmative vote of a Majority-In-Interest of Members. A Manager elected to fill a vacancy shall hold office until its successor shall be elected and shall qualify or until his or its earlier death, dissolution, resignation, or removal.

ARTICLE IV
COMPENSATION; REIMBURSEMENT OF EXPENSES

4.1 No Compensation for the Manager. The Manager will not receive from the Company compensation for services as the manager of the Company.

4.2 Reimbursement of Manager for Out-Of-Pocket Expenses. The Manager is authorized to promptly reimburse the Manager and its Affiliates from the Company’s assets for all reasonable direct out-of-pocket costs and expenses incurred on behalf of the Company for Organization Expenses (including legal, travel expenses and tax planning costs and expenses) and all actions taken in connection with the operation of the Business.

ARTICLE V
CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

5.1 Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.

5.2 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Member’s respective Capital Contributions and obligations to make Capital Contributions as provided herein or except as otherwise required by law or pursuant to any written guarantees executed and delivered to third parties.

5.3 Company Books. The Manager shall maintain and preserve during the term of the Company and for five (5) years thereafter all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Members expense, but only for a purpose related to the Member’s Membership Interest in the Company or a Member.

5.4 Other Business Activities. Each Member may hereafter engage in or possess any other business, investment or other activity of any nature and description, independently or with others, and neither the Company nor any other Member shall have rights in and to such other business, investment or activity or the income or profits derived therefrom by reason of this Agreement, notwithstanding the fact that such other business, investment or activity may directly or indirectly compete with the business of the Company. No Members or any Affiliate of a Member shall have any obligation to present any business opportunity to the Company or to any other Member, even if such business opportunity is a character consistent with the business of the Company. The Company and each Member expressly waive the right to claim that any such business opportunity constitutes a Company opportunity or that any Member or its respective Affiliate who may exploit the same owe the Company and/or the other Members a fiduciary duty which enables it to participate in such business opportunity.

5.5 Members Not Agents. No Member (other than the Manager if a Member) shall be an agent of the Company or otherwise have the authority to act on behalf of or bind the Company.

5.6 Relationship Between Torvec and the Company. TTP and ACI recognize and acknowledge that the Company’s Business is dependent on the Exclusive Marketing Agreement and that in order to operate the Business that the Company and Torvec must agree on amendments to the Exclusive Marketing Agreement and transactions and terms and conditions may be required. TTP and ACI hereby acknowledge and agree that Torvec, as the sole Manager and the Member holding a Majority-in-Interest has the complete authority and power to agree upon the terms and conditions of any such agreement or relationship with the Company and they hereby authorize Torvec to establish and approve such terms and conditions as it may determine to be appropriate and necessary in its sole and absolute discretion without regard to any fiduciary or other duties that it might otherwise have hereunder, the New York Limited Liability Company Law or at common law and they hereby waive any such claims resulting or arising from any such agreements or transactions. Moreover, TTP and ACI recognize that Torvec may act in its own self interest in determining and approving such agreements and transactions.

ARTICLE VI
MEETINGS OF MEMBERS

6.1 Annual Meeting. There shall be no annual meetings of Members.

6.2 Special Meetings.

6.2.1 Special meetings of the Members, for any purpose or purposes unless otherwise prescribed by statutes, may be called by any Member.

6.2.2 The Manager may designate any place, within Monroe County, New York, as the place of meetings of the Members. Except as provided in Section 6.2.3 hereof, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than three (3) no more than fifty (50) days before the date of the meeting.

6.2.3 If all of the Members shall meet at any time and place, either within or outside of the State of New York, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting, lawful action may be taken.

6.3 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any such meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

6.4 Quorum. A Majority-In-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, Non-Defaulting Members holding a majority of the Membership Units so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than sixty (60) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at a meeting.

6.5 Manner of Acting. If a quorum is present, the affirmative vote of Majority-In-Interest of the Members shall be the act of the Members, unless the vote of a greater or lessor proportion or number is otherwise required by the Act, by the Articles of Organization, or by Section 3.3 of this Agreement. For avoidance of doubt, Defaulting Members shall not have any voting rights and shall not be entitled to vote with respect to any matter affecting the Company or which otherwise requires the vote or consent of the Members.

6.6 Proxies. At all meetings of Members, a Member may vote in person, or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

6.7 Action by Members without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by Members entitled to vote and holding the required Percentage Interest to approve the action as provided herein, and delivered to the Manager of the Company. Action taken under this Section is effective when all Members holding the requisite Percentage Interest to approve the action have signed the consent unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

6.8 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VII
ALLOCATIONS

7.1 Allocations to Capital Accounts.

7.1.1 General Rule. After giving effect to the allocations provided in Section 7.1.2 or elsewhere in this Agreement, Profit (and items thereof) and Loss (and items thereof) for each Fiscal Year shall be allocated among the Members in accordance with their respective Percentage Interests.

7.1.2 Allocations in Special Circumstances. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII, if there is a net decrease in Company minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any Fiscal Year, the Members shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 7.1.2.1 is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article VII, if there is a net decrease in Member non-recourse debt minimum gain attributable to a Member non-recourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Member non-recourse debt minimum gain attributable to such Member’s non-recourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 7.1.2(b) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 7.1.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 7.1 have been tentatively made as if this Section 7.1.2(c) were not in this Agreement. This Section 7.1.2(c) is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Non-Recourse Deductions. Non-recourse Deductions for any year shall be allocated to the Members in accordance with their respective Percentage Interests.

(e) Member Non-Recourse Deductions. Any Member non-recourse deductions for any year shall be allocated to the Member who bears the economic risk with respect to the Member non-recourse debt to which such Member non-recourse deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(f) Transfer of or Change in Membership Interests. The Manager is authorized to adopt any convention or combination of conventions likely to be upheld for federal income tax purposes regarding the allocation and/or special allocation of items of Company income, gain, loss, deduction and expense with respect to a newly issued Membership Interest, a transferred Membership Interest and a redeemed Membership Interest. A transferee of a Membership Interest in the Company shall succeed to the Capital Account of the transferor Member to the extent it relates to the transferred Membership Interest.

7.2 Tax Allocations.

7.2.1 General Rules. Except as otherwise provided in Section 7.2.2, for each Fiscal Year, items of Company income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Members in the same manner as Profit (and items thereof) or Loss (and items thereof), of which such items are components, were allocated pursuant to Section 7.1.

7.2.2 Section 704(c) of the Code. Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Except as may be determined in the Manager’s sole discretion, the Traditional Method set forth in Section 1.704-3(b)(1) to the Treasury Regulations promulgated under Section 704(c) of the Code shall apply. If there is a revaluation of Company property pursuant to the definition of Gross Asset Value, subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in the discretion of the Manager.

7.2.3 Capital Accounts Not Affected. Allocations pursuant to this Section 7.2 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or allocable share of Profit (or items thereof) or Loss (or items thereof).

7.2.4 Tax Allocations Binding. The Members acknowledge that they are aware of the tax consequences of the allocations made by this Section 7.2 and hereby agree to be bound by the provisions of this Section 7.2 in reporting their respective shares of items of Company income, gain, loss, deduction and expense.

7.3 Determinations by Manager. All matters concerning the computation of Capital Accounts, the allocation of items of Company income, gain, loss, deduction and expense for all purposes of this Agreement and the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the Manager in its discretion. Such determinations shall be final and conclusive as to all the Members. Without in any way limiting the scope of the foregoing, if and to the extent that, for income tax purposes, any item of income, gain, loss, deduction or expense of any Member or the Company is constructively attributed to, respectively, the Company or any Member, or any contribution to or distribution by the Company or any payment by any Member or the Company is recharacterized, the Manager may, in his discretion and without limitation, specially allocate items of Company income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Members in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Members (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Members that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 7.3 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Manager shall determine, in its discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Manager may make such modification.

ARTICLE VIII
DISTRIBUTIONS

8.1 Distributions. After provision for sufficient Reserves as determined by the Manager, in its discretion, to be necessary for the Company, the Manager shall determine when the Company shall distribute the Distributable Cash to Members, provided that in the case of a Defaulting Member, except as otherwise provided herein, the distribution shall be applied to its defaulted Capital Contribution Obligation and the accrued interest thereon. All such distributions shall be made to the Members in accordance with their respective Percentage Interests.

8.2 Distributions in Kind. Subject to the provisions of Section 8.3, if at any time the Manager, in its discretion, decides to make a distribution of assets other than cash, such asset shall be deemed to be sold as of the Business Day immediately preceding the date of distribution, for its fair market value (as determined by the Manager) (net of any liabilities secured by such distributed assets that the recipient Members are considered to assume or take subject to under Section 752 of the Code), and any gain or loss associated with such deemed sale shall be included in determining Profit (and items thereof) or Loss (and items thereof) for purposes of the allocations specified in Section 7.1. Any such distributions shall be made after giving effect to the allocations required by Section 7.1.

8.3 Withholding. Notwithstanding any other provision of this Agreement, the Manager is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any foreign or United States federal, state or local withholding or deduction requirement with respect to any allocation, payment or distribution by the Company to any Member or other Person. All amounts so withheld, and, in the manner determined by the Manager in its discretion, amounts withheld with respect to any allocation, payment or distribution by any Person to the Company, shall be treated as distributions to the applicable Members under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Member exceeds the amount distributable to such Member under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Member, such Member and any successor or assignee with respect to such Member’s Interest hereby indemnifies and agrees to hold harmless the Manager and the Company for such excess amount or such withholding requirement, as the case may be.

8.4 Record Holders. Any distribution of Company assets, whether pursuant to this Article VIII or otherwise, shall be made only to Persons who hold Membership Interests as of the applicable record date.

8.5 Final Distribution. The final distributions following dissolution of the Company shall be made in accordance with the provisions of Article XV.

ARTICLE IX
FISCAL YEAR, BOOKS AND RECORDS,
BANKS ACCOUNTS, TAX MATTERS MEMBERS

9.1 Books and Records; Tax Returns. The Company, for accounting and income tax purposes, shall operate on a Fiscal Year ending December 31 of each year, and shall make such income tax elections and use such methods of depreciation as shall be determined by the Manager. The Manager shall maintain books and records for the Company on a cash basis in accordance with sound accounting practices to reflect all income and expenses of the Company. The books and records of the Company shall be maintained at the principal place of business of the Company. The Manager shall make the Company books and records available for inspection and copying by any Member at reasonable times during normal business hours upon at least forty-eight (48) hours prior notice.

9.2 Bank Accounts. All funds of the Company shall be held in one or more separate bank accounts in the name of the Company as determined by the Manager.

9.3 Financial Statement. Within a reasonable period after the end of each Company Fiscal Year, the Manager shall cause to be prepared and furnished to all the Members annual financial statements of the Company, the cost of which shall be an expense of the Company.

9.4 Tax Matters. The Manager shall have the authority, subject to the provisions of this Agreement, to make any election provided for under the Code or any provision of state or local tax law.

9.5 Tax Returns. On or before March 31 of each year, the Manager shall cause federal and state partnership information tax returns and Schedule K-1s to be prepared and delivered to each Member at the expense of the Company.

ARTICLE X
ISSUANCE OF ADDITIONAL MEMBERSHIP INTEREST

10.1 Additional Members.

10.1.1 Issuance. The Manager is hereby authorized to cause the Company to issue such additional Membership Interests in the form of Membership Units at any time or from time to time, to the Members or to other Persons for such consideration and on such terms and conditions as shall be established by the Manager in its sole and absolute discretion. New Members shall not be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Manager may, at his option, at the time that additional Membership Interests are issued, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to the Members for that portion of the Company’s tax year in which the additional Membership Interest is issued in accordance with the provisions of Section 706 (d) of the Code and the Treasury Regulations promulgated thereunder.

10.1.2 Procedures. Each Person acquiring a newly issued Membership Interest shall be admitted as a Member at the time such Person (a) executes this Agreement or a counterpart of this Agreement and (b) is named as a Member on Exhibit A hereto.

ARTICLE XI
RESTRICTIONS ON TRANSFERS

11.1 Transfers Prohibited. No Member may voluntarily, involuntarily or by operation of law Transfer of all or part of its Membership Interest prior to the dissolution and winding up of the Company except with the prior written consent of the Manager, which may be granted or withheld at the sole and absolute discretion of the Manager. Any Transfer made in violation of this Article XI shall be void and of no legal effect.

ARTICLE XII
CONTROL BLOCK SALE AND DRAG-ALONG/TAG-ALONG
RIGHTS AND OBLIGATIONS

12.1 Control Block Sale. If Torvec proposes to sell to anyone other than TTP or ACI Membership Interests that constitute more than a fifty percent (50%) Percentage Interest in the Company (a “Control Block”) pursuant to a bona fide sale in a single transaction or series of related transactions, then Torvec shall deliver written notice thereof (the “Control Block Sale Notice”) to TTP and ACI. The Control Black Sale Notice shall specify: (a) that the proposed sale is of a Control Block, (b) the identity and address of the purchaser, the percentage of Torvec’s Membership Interests to be sold and the Percentage Interest they represent, the proposed per Membership Unit sale price, the form of consideration to be paid, any other material terms and conditions of the proposed Control Block Sale, (c) whether, Torvec is exercising its right to require TTP and ACI to include their Membership Interests in such transactions as provided in Section 12.2 below (“Drag-Along Notice”), and (d) if Torvec does not required TTP or ACI to include their Membership Interest in the transaction, a statement that TTP and ACI have the right to participate in the transaction as provided in Section 12.3 below.

12.2 Drag-Along Rights and Obligations. In the event of a Control Block Sale, Torvec may elect to require TTP and ACI to sell a portion or all of their respective Membership Interests to the Control Block Purchaser on the same terms and conditions as Torvec is selling its Membership Interests to the Control Block Purchaser by giving written notice thereof in the Control Block Sale Notice. If Torvec is selling less than all of its Membership Interests, the portion of the Membership Interests so required to be sold by TTP and ACI shall equal the percentage that the Membership Interest Torvec is selling constitutes of Torvec’s total Membership Interest.

12.3 Tag-Along Right and Obligation. Upon receipt of a Control Block Sale Notice which does not include a Drag-Along Notice, either TTP or ACI may require Torvec to allow them to participate in the proposed Control Block sale on the same terms and conditions as Torvec is selling its Membership Interests to the Control Block Purchaser. TTP or ACI may exercise this tag-along right of participation by giving notice thereof (“Tag-Along Notice ”) to Torvec within ten (10) days after the Control Block Notice is delivered to him. If either TTP or ACI do not deliver a Tag Along Notice prior to the end of such ten (10) day period, then such Members shall have no further rights under this Section 12.3. If either or both of TTP or ACI elect to participate in a proposed sale of the Control Block pursuant to this Section 12.3 and delivers a timely Tag Along Notice, then it shall be entitled to sell to the Control Block Purchaser the same percentage of its Membership Interests as the Control Block constitutes of Torvec’s total Membership Interests.

12.4 Additional Terms.

12.4.1 A Drag Along Notice or a Tag-Along Notice shall state the Membership Interest that TTP and/or ACI must or that they elect to include in such sale to the Control Block Purchaser. If a Drag Along Notice or Tag Along Notice is delivered as provided for above, then TTP and ACI shall (i) prior to closing of any such transaction, execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required by the Control Block Purchaser to consummate the sale (including without limitation all purchase agreements, cross-receipts and certificates), which purchase agreement and other documentation shall be on terms no less favorable in respect of any material term to TTP and ACI than those executed by Torvec and (ii) at the closing of any such sale, deliver to the Control Block Purchaser an assignment and conveyance of TTP’s and ACI’s Membership Interests being sold in the same form as that being provided by Torvec with respect to Control Block Membership Interest, against receipt of the purchase price therefor. If Torvec requests, TTP and ACI shall deliver to Torvec’s attorneys in escrow for sale or return upon the terms of this Article XII, the assignment and conveyance of their Membership Interests to be sold pursuant hereto, duly signed or accompanied by an executed limited power-of-attorney authorizing Torvec to sell such Membership Interests in accordance with the terms hereof.

12.4.2 Notwithstanding anything herein to the contrary, Torvec shall have 180 days from the date of delivery of any Control Block Sale Notice during which to consummate the proposed Control Block Sale to which such notice relates. If, at the end of such 180 day period, Torvec has not consummated the proposed Control Black Sale, all assignments and conveyances of the TTP and ACI Membership Interests delivered by TTP or ACI to Torvec for sale or other disposition as part of such proposed Control Block Sale shall be returned to TTP and ACI, respectively.

12.4.3 Notwithstanding anything herein to the contrary, nothing herein shall obligate Torvec to consummate a proposed Control Block Sale and it may terminate any such proposed transaction at any time without any obligation or liability to TTP or ACI whatsoever.

ARTICLE XIII
BANKRUPTCY OR OTHER INVOLUNTARY TRANSFER

13.1 Option to Purchase. In the event a Member becomes subject to Bankruptcy or another Event of Involuntary Transfer (an “Involuntary Transferor”), the other Members (the “Surviving Members”) shall have the option to purchase the Membership Interest of the Member as follows:

13.1.1 Upon the occurrence with respect to a Member of a Bankruptcy or Event of Involuntary Transfer, each of the Surviving Members shall have an option, on the terms set forth herein, to purchase the Involuntary Transferor’s Membership Interest for thirty (30) days after the Surviving Members first become aware of the Bankruptcy or Event of Involuntary Transfer by written notice from the Company or a Member.

13.1.2 Each Surviving Member shall have an option to purchase the Involuntary Transferor’s Membership Interest on a pro rata share basis by allocating its Membership Units according to their respective Percentage Interest. The purchase option shall be exercisable for the first thirty (30) days after both Surviving Members first becoming aware of the Event of Involuntary Transfer by written notice from the Company or a Member.

13.1.3 A purchase option may only be exercised by a Surviving Member’s delivery to the Involuntary Transferor and the other Surviving Member of a written notice stating such exercise and agreement to purchase the Involuntary Transferor’s Membership Interest on the terms and conditions set forth in this Section 13.1. A copy of the notice of exercise shall be given to any trustee, receiver or other legal representative or holder or transferee of the Involuntary Transferor’s Membership Interest, of which the Surviving Members have been given notice.

13.2 Agreed Value; Appraisal. During the term of the Company, the Manager, and the Members by unanimous consent, may determine and agree semiannually upon the Fair Market Value of the Company in a written statement executed by them referring to this Agreement (the “Agreed Value”). If the Surviving Members shall have elected to purchase the Membership Interest of an Involuntary Transferor, the purchase price of such Membership Interest shall be the product of the Percentage Interest represented by the Involuntary Transferor’s Membership Interest being purchased by the Surviving Members multiplied by the Agreed Value. If no Agreed Value has been determined within the six (6) months prior to the notice of option to purchase, and if the Involuntary Transferor and the Surviving Members purchasing the Involuntary Transferor’s Membership Interest fail to agree on an Agreed Value within thirty (30) days after the date of the notice of option to purchase, the Agreed Value shall be the Appraised Fair Market Value of the Company, less the amount of any debts and liabilities owed by the Company on the closing date.

13.3 Closing. The closing of the purchase and sale of an Involuntary Transferor’s Membership Interest pursuant to Section 13.1 shall occur on a date determined by the purchasing Surviving Members which shall be on the later of the tenth(10th) day after the exercise of the last purchase option or the tenth (10th) day after the date on which the purchase price due the Involuntary Transferor has been determined in accordance with Section 13.2. The purchasing Surviving Members shall give written notice to the Involuntary Transferor fixing the time and date for the closing of the purchase in accordance with the foregoing. The closing shall at the principal office of the Company. Notwithstanding the foregoing, if the Involuntary Transferor is subject to the jurisdiction of the U.S. Bankruptcy Court, then the closing shall be subject to the consent and approval of such Bankruptcy Court. At the closing, the purchasing Surviving Members shall pay to the Involuntary Transferor the applicable purchase price as determined in accordance with Section 13.2 by executing and delivering to the Involuntary Transferor, its or their promissory note in the amount of the purchase price payable with interest at the midterm applicable federal rate as announced by the Internal Revenue Service in effect on the date of closing, payable in four equal annual installments of principal and interest on each of the first four anniversary dates of the note. Said note may be prepaid by the makers in whole or in part at anytime, without penalty or premium. Simultaneously therewith the Involuntary Transferor shall execute, acknowledge and deliver to the purchasing Surviving Members such instruments of conveyance, assignment and releases as shall be necessary or reasonably desirable to convey its Membership Interest to the purchasing Surviving Members. Because of the unique and distinct nature of a Member’s Membership Interest, it is agreed that the purchasing Surviving Members’ damages would not be readily ascertainable if the Surviving Members elects to purchase the Membership Interest of an Involuntary Transferor as aforesaid and the conveyance thereof were not made, and, therefore, in such case the purchasing Surviving Member shall be entitled to the remedy of specific performance in addition to any other remedies that may be available to it in law or in equity.

13.4 Transfer. In the event a Member becomes subject to Bankruptcy, if the Surviving Members shall not have elected (within the period specified in Section 13.1 above) to purchase the Membership Interest of the Involuntary Transferor as provided above in this Article XIII, the Involuntary Transferor shall, within thirty (30) days thereafter, execute and deliver to the Surviving Members such documents, in a form reasonably satisfactory to the counsel for the Surviving Members, as may be necessary and requisite to evidence and effect the transfer of such Membership Interest to the trustee, receiver or other legal representative or holder or transferee of the Involuntary Transferor’s Membership Interest (the “Third Party Involuntary Transferee”), together with its acceptance of this Agreement and the rights and duties hereunder. If, within ten (10) days after delivery of such documents to the Surviving Members, the Surviving Members shall notify the Third Party Involuntary Transferee of its acceptance of such documents and of the Third Party Involuntary Transferee as a Member, the Third Party Involuntary Transferee shall thereupon be deemed a Member; provided, however, that if the Surviving Members shall not notify the Third Party Involuntary Transferee of its acceptance of such documents and of the Third Party Involuntary Transferee as a Member, then the Company shall be dissolved as provided in Article XIV hereof and the Business shall be sold by the Company at the earliest practical time. Any assignment from such Third Party Involuntary Transferee of the Involuntary Transferor’s Membership Interest thereafter shall be subject to the provisions of Articles XI, XII and XIII of this Agreement.

ARTICLE XIV
CONFIDENTIALITY; NON-SOLICITATION

14.1 Confidentiality. Each Member acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information (as defined below). The parties hereto recognize that each Member may acquire, or may have acquired, Confidential Information. Each Member recognizes that all such Confidential Information is and shall remain the sole property of the Company, free of any rights of each Member, and acknowledges that the Company has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, each Member agrees that at all times from and after the date of this Agreement, it will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information, without the consent of the Manager, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by a Member of this Section 14.1, or (ii) any such Confidential Information becomes available to such Member on a non-confidential basis from a source other than the Company; provided, that such source is not known by such Member to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or Torvec. In addition, it shall not be a breach of the confidentiality obligations hereof if a Member is required by law to disclose any Confidential Information; provided, that in such case, such Member shall (a) give the Company and Torvec the earliest notice possible that such disclosure is or may be required and (b) cooperate with the Company and Torvec, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of each Member under this Section 14.1 shall survive any termination of this Agreement. Each Member and other applicable Person agrees that the provisions of this Section 14.1 are reasonably necessary to protect the proprietary rights of the Company and Torvec in the Confidential Information and their trade secrets, goodwill and reputation For purposes hereof, the term “Confidential Information” means all information developed or used by the Company relating to the Business, operations, employees, customers and agents of the Company, including, but not limited to, business plans, financial statements, projections, minutes, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, sales materials and records, personnel records, and all trademarks, copyrights and patents, and applications therefor, all trade secrets, inventions, know-how and other technical papers. Except as otherwise expressly provided herein, the term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Company and deemed by it to be confidential.

14.2 Interference with Employment, Suppliers and Customers Relations. TTP and ACI acknowledge, that the Company has been formed for the purpose of promoting products and technology that is owned and is the proprietary property of Torvec. Therefore, TTP and ACI each agree that for as long as it is a Member of the Company, and for a period of three (3) years from the date that it shall cease to be a Member of the Company for any reason, that it shall not solicit any Person who was, during the time such Member was a Member of the company or is, at the time of such solicitation, a supplier or customer of, or employed by, the Company or Torvec, or any Affiliate of the Company or Torvec, nor shall it directly or indirectly induce any such Person to cease its relationship with the Company or Torvec or leave his or her employment with the Company or Torvec.

14.3 Additional Terms.

14.3.1 The Members agree that the covenants contained in 14.1 and 14.2 (the “Restrictive Covenants”) constitute independent covenants, which shall be enforceable notwithstanding any other right or remedy that the Company may have under any other provision of this Agreement or otherwise.

14.3.2 The Members acknowledge and agree that the Company will suffer irreparable harm in the event that a Member breaches any of its obligations under the Restrictive Covenants, that monetary damages shall be inadequate to compensate the Company for any such breach, and that the Company may seek injunctive relief in the event of such breach. Each Member agrees that in the event of any breach by such Member of any of the Restrictive Covenants, the Company may seek any or all of the following rights and remedies (in addition to any other remedy that may be available), which shall be severally enforceable:

14.3.2.1 A decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision;

14.3.2.2 A temporary restraining order, preliminary injunction and an injunction restraining such breach or threatened breach; or

14.3.2.3 An accounting for and repayment to the Company of all damages caused by such Member’s breach of the Restrictive Covenants.

The rights and remedies of the Company pursuant to this Article XVI are not exclusive of or limited by any other rights or remedies which the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Company hereunder, and the obligations and liabilities of each Member hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like and any other agreement to which each Member and/or the Company are parties.

ARTICLE XV
DISSOLUTION AND TERMINATION OF THE COMPANY

15.1 Dissolution. The Company shall be dissolved and its affairs shall be wound upon the earliest of:

15.1.1 At any time on or after , 2011, Torvec elects, in its sole and absolute discretion, to dissolve the Company. Said election shall be effective and the Company shall be dissolved upon Torvec’s giving written notice of such election to TTP and ACI.

15.1.2 The sale or other disposition of all or substantially all of the assets of the Company; provided, however, that if the Company receives a purchase money note upon such sale, the Members may elect to continue the Company until such note is satisfied, sold or otherwise disposed of; or

15.1.3 An election to dissolve and wind up the Company by an affirmative vote of the Members as provided for in Section 3.3 of this Agreement.

15.1.4 The entry of a decree of judicial dissolution pursuant to Section 702 of the Act.

Notwithstanding anything to the contrary contained herein no Member may voluntarily withdraw from the Company without the consent of the Manager.

15.2 Cessation of Any Member. The withdrawal, death, insanity, incompetency, Bankruptcy, dissolution or liquidation of any Member as such will not dissolve the Company.

15.3 Procedure for Winding-Up. Upon the dissolution and liquidation of the Company caused by other than the termination of the Company under Section 708(b)(1)(B) of the Code, the Manager shall proceed to wind up the affairs of the Company. During such winding up process, the Profits, Losses and distributions of the Distributable Cash shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as is consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such liquidation or, if later, within ninety (90) days after such liquidation in the following order:

15.3.1 First, to creditors, including the Manager with respect to any Advance, who are creditors, in the order of priority as provided by law;

’ 15.3.2 Second, to each Member with a positive balance in its Capital Account (determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation and distribution occurs) in accordance with Treasury Regulation §1.704-1(b)(2)(ii)(b)(2), in an amount equal to the balance of such Member’s Capital Account, provided that if the total amount to be distributed is less than the total of the positive balance of all Capital Accounts, then to each Member with a positive balance in such Member’s Capital Account in the proportion that such Member’s Capital Account balance bears to the total of the positive balances of all Capital Accounts; and

15.3.3 Third, any balance shall be distributed to the Members in accordance with their respective Percentage Interests in the Company.

15.4 Intellectual Property Matters. Notwithstanding anything to the contrary set forth herein, upon dissolution of the Company, Torvec shall retain the sole and exclusive rights to the name “Torvec” and any derivatives thereof, and to the IsoTorque® technology and patents and the goodwill associated therewith, and neither TTP or ACI shall have any rights or interests therein.

ARTICLE XVI
MISCELLANEOUS PROVISIONS

16.1 Notices. All notices and demands which the Company or a Member is required or desires to give to the other parties hereto shall be given in writing by certified mail, return receipt requested with appropriate postage prepaid, or by personal delivery if to the Company, to the address for the Company set forth in Section 1.4 (attention: Manager), or in the case of a Member, to the address for the Member set forth on Exhibit A, provided that if any party gives notice of a change of name or address, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given except that any notice given by certified mail shall be deemed delivered three (3) days after mailing

16.2 Amendments. This Agreement may only be amended in a writing executed by all Members to the Company.

16.3 Binding Effect. Except as may be otherwise prohibited by this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferee, and assigns.

16.4 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

16.5 Time. Time is of the essence with respect to this Agreement.

16.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

16.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

16.8 Waiver of the Right to Partition. Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Company’s assets.

16.9 Incorporation by Reference. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

16.10 Additional Documents. The Manager agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

16.11 New York Law. The laws of the State of New York, including the Act, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

16.12 Jurisdiction and Venue The Members hereby irrevocably submit to the exclusive jurisdiction of the Supreme Court, Monroe County, New York, or in a federal district court sitting in the Western District of New York with venue Monroe County, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

16.13 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members and the Manager had signed the same document. All the counterparts shall be construed together and shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission, electronic mail or other similar electronic means of communication shall be effective as delivery of a manually executed counterpart.

16.14 Merger. It is agreed that all prior understandings and agreements between the parties, written and oral, respecting this transaction are merged in this Agreement, which alone, fully and completely expressed their agreement, and that there are no agreements, representations, warranties or understandings of any kind by the Company, the Manager or any of the Members except as specifically set forth in this Agreement. The parties hereto acknowledge and agree that this Agreement constitutes the sole agreement among the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement of TORVEC-CHINA, LLC as of the date and year first above written.

TORVEC-CHINA, LLC

by:	Torvec, Inc., Manager
	by:	s/Gary Siconolfi

	name:	Gary Siconolfi

	title:	Manager

TORVEC, INC., Member

by:	s/ Gary Siconolfi

name:	Gary Siconolfi

title:	Member

TO THE POINT CONSULTING, LLC, Member

by:	s/ Michael Palumbo

name:	Michael Palumbo

title:	Member

ACROSS CHINA (USA), INC., Member
by:	s/ Zheng Zhou

name:	Zheng Zhou

title:	Member

EXHIBIT A

LIST OF MEMBERS

Name	Address	Initial Capital	Membership	Percentage Interest
		Contribution	Units
Torvec. Inc.	1999 Mt. Read Blvd.	$600	60	60%
	Bldg. #3 Rochester, NY 14615

To The Point	400 Andrews Street	$200	20	20%
Consulting , LLC	Suite 500 Rochester, NY 14604

Across China (USA),	18 Jackson Road Ext.	$200	20	20%
Inc.	Penfield, NY 14526

TOTAL		$1,000	100	100%

EXHIBIT B
MEMBERS’ REPRESENTATIONS AND WARRANTIES

1. Each Member represents and warrants to the other Members that:

(a) it is either a corporation or a limited liability company duly organized and validly existing under the laws of the State of New York. Company has all requisite power and authority to execute and deliver this Agreement and perform its obligation under this Agreement,

(b) the execution, delivery and performance of this Agreement and any instrument or agreement required to be executed, delivered or performed by it hereunder (i) are within its powers, (ii) have been duly authorized and will not violate its organizational documents or of any other instruments or agreements to which it is bound, and (iii) the person or persons executing this Agreement or any such other instrument or agreement on its behalf has been fully authorized to do so; and

(c) the Agreement constitutes its valid and binding obligation, enforceable in accordance with its respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

2. Each Member hereby represents that it owns all of its Membership Interest in the Company free and clear of all liens and encumbrances, and agrees that it will not encumber or grant a security interest in or file a financing statement covering its interest or permit any of the foregoing, without the prior written consent of the Manager, and hereby represents that it has not heretofore done so.

3. Torvec represents and warrants that the current Member Controlling Equity Holder for Torvec is Gary Siconolfi, Board Chair .

4. TTP represents and warrants to the other Members that the Member Controlling Equity Holder for TTP is .

5. ACI represents and warrants to the other Members that the Member Controlling Equity Holder for ACI is . .

EXHIBIT C

EXCLUSIVE MARKETING AGREEMENT

See Attached

EXHIBIT D

FORM OF ACI SERVICES AGREEMENT

See Attached.